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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 9, 2002
(Date of Report)

NEORX CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	0-16614 (Commission File No.)	91-1261311 (I.R.S. Employer Identification No.)

300 Elliott Avenue West, Seattle, Washington 98119-4007
(Address of principal executive offices) (Zip Code)

(206) 281-7001
(Registrant's telephone number, including area code)

Item 5. Other Events

        NeoRx Corporation announced that the Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review a Nasdaq staff determination that the Company's stock be delisted from The Nasdaq National Market. Under Nasdaq rules, NeoRx's common stock will continue to trade on The Nasdaq National Market pending the outcome of the hearing. At the hearing the Company intends to request additional time to bring NeoRx common stock into compliance with the $1.00 minimum bid price requirement and during this time may take certain actions designed to achieve compliance. NeoRx expects the hearing to occur within approximately 45 days of the date of this press release.

        There can be no assurance that the Panel will grant the Company's request for additional time to achieve compliance, and accordingly the Company's common stock may be delisted from The Nasdaq National Market. The Company may apply for transfer to The Nasdaq SmallCap Market. If these strategies are not successful, the Company's common stock would be listed on the OTC bulletin board or another quotation system or exchange on which the Company would qualify.

        NeoRx received a Nasdaq Staff Determination dated December 9, 2002, indicating that NeoRx has failed to regain compliance with the minimum $1.00 per share requirement for continued listing set forth in Marketplace Rule 4450(a)(5) and that the Company's common stock is therefore subject to delisting from The Nasdaq National Market, effective at the opening of business on December 17, 2002. NeoRx continues to meet all other compliance requirements for listing on The Nasdaq National Market. The Company has now requested hearing and will continue to trade on The Nasdaq National Market pending the outcome of the hearing.

See Exhibit 99.1 for additional information.

Item 7.    Exhibits

99.1    Press release dated December 13, 2002

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  Item 5. Other Events
  Item 7. Exhibits